For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES SECOND QUARTER EARNINGS

CORNELIA, GA. July 31, 2006, Habersham Bancorp (NASDAQ: HABC) reports second quarter earnings of $1,325,275 or $.44 per diluted share, an increase of 55.66% when compared to second quarter earnings of $851,374 or $.29 per diluted share for the same period in 2005.

Year-to-date earnings for the six-month period ended June 30, 2006 was $2,596,499 or $.87 per diluted share, an increase of 66.71%, when compared to year-to-date earnings of $1,557,450 or $.53 per diluted share for the six-month period ended June 30, 2005. The increase in earnings for the second quarter and the six-month period ended June 30, 2006 was the result of increases in average balances in the loan portfolios of Habersham Bank and the impact of increases in loan yields moving in response to prime rate increases. The average balances in the loan portfolios for the six-month period ended June 30, 2006 increased approximately $42.9 million when compared to the average balances for the six-month period ended June 30, 2005.

Total assets of $466.2 million at June 30, 2006 reflect a decrease of $12.2 million or 2.55% from $478.4 million at December 31, 2005. Management reported that growth in the loan portfolios of Habersham Bank of approximately $3.9 million, increases in the investment securities portfolios of approximately $11.1 million; and increases in other assets of approximately $2.6 million were offset by decreases in federal funds sold and in cash and due from banks of approximately $26.0 million and $3.8 million, respectively.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

Earnings Summary	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Interest income	$8,258	$5,993	$16,222	$11,556
Interest expense	3,051	1,948	5,935	3,801
Net interest income	5,207	4,045	10,287	7,755

Provision for loan losses	-	120	-	240
Net interest income after provision for loan Losses	5,207	3,925	10,287	7,515

Other income	981	747	1,829	1,571
Investment securities losses	(1)	(13)	(6)	(30)
Other expense	4,247	3,488	8,326	6,912
Earnings before income tax expense	1,940	1,171	3,784	2,144

Income tax expense	615	320	1,188	587

Net earnings	$1,325	$851	$2,596	$1,557

Net earnings per share - basic	$.45	$.29	$.89	$.54

Net earnings per share - diluted	$.44	$.29	$.87	$.53

Weighted average number of common shares Outstanding	2,938,336	2,901,692	2,932,424	2,901,319

Weighted average number of common and common equivalent shares outstanding	2,980,788	2,936,111	2,972,371	2,935,675

Cash dividends declared per common share	$.09	$.08	$.18	$.16

Balance Sheet Summary	June 30, 2006	December 31, 2005
Total Assets	$466,170	$478,431
Loans, net	319,800	316,773
Deposits	368,046	372,762
Stockholders’ Equity	51,725	50,257